SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	Commission file number

July 11, 2003	1-5805

J.P. MORGAN CHASE & CO.

(Exact name of registrant as specified in its charter)

Delaware	13-2624428

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

270 Park Avenue, New York, NY	10017

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 270-6000

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description of Exhibit

99.1	Restatement of Business Segment Financial Results and Capital

99.2	Reconciliation of Certain Non-GAAP Measures

Item 9. Regulation FD Disclosure (and Item 12. Results of Operations and Financial Condition)

As discussed in its Annual Report on Form 10-K for the year ended December 31, 2002, and its Form 10-Q for the quarter ended March 31, 2003, J.P. Morgan Chase & Co. (“JPMorgan Chase” or the “Firm”) has undertaken, during the past several months, a review of its capital measurement methodologies for commercial credit risk, operating risk and private equity risk, as well as the assumed correlations among the various risks. That review has been completed, resulting in the reallocation of capital among risk categories and certain business segments. The Firm has also revised its internal management reporting policies to: (1) allocate certain revenues, expenses and tax-related items that had been recorded within the Corporate segment to the other business segments and (2) assign to Treasury & Securities Services (“T&SS”) a corporate credit allocation associated with certain credit exposures managed within the Investment Bank’s (“IB”) credit portfolio related to certain shared clients. A more complete description of these changes in policies follows.

As a result of these revisions, the operating results of the lines of business have been affected, although the Firm’s reported consolidated results have not been affected in any way. Attached to this Form 8-K, as Exhibit 99.1, are restated line of business results for (1) each of full-year 2000, 2001 and 2002 and (2) each quarter of 2002 and the first quarter of 2003. The schedule on page 3 of Exhibit 99.1 reflects the dollar change, after these restatements, to the line of business operating results disclosed in the 2002 JPMorgan Chase Annual Report. Commencing with the second quarter of 2003, line of business operating results will be reported on a basis consistent with the presentation set forth in this restatement.

Capital Allocation

JPMorgan Chase assigns economic risk capital based primarily on four risk factors: credit risk, market risk, operating risk and private equity risk. Effective with the second quarter of 2003, the capital measurement methodologies for commercial credit risk, operating risk and private equity risk have been revised. These new methodologies have changed the level of capital allocated to individual business segments, but have not resulted in a significant change in the total capital allocated to the business segments as a whole.

The Firm has revised its methodology for the assessment of credit risk capital allocated to the commercial credit portfolio, more closely aligning capital with current market conditions. Specifically, the new approach employs estimates of default likelihood that are derived from current market parameters and is intended to capture the impact of both defaults and declines in market value due to credit deterioration. This approach is intended to more accurately reflect current risk conditions as well as to enhance the management of commercial credit risk by encouraging the utilization of the growing market in credit derivatives and secondary market loan sales. For the first quarter of 2003, the capital attributed to credit risk increased 17% from $12.9 billion to $15.1 billion, driven by the revised methodology for commercial credit risk.

Operating risk has been separated into its two components: operational risk and business risk. Operational risk is the risk of loss resulting from inadequate or failed processes or systems, human factors or external events. Under the prior methodology, operating risk capital was allocated to each business based on its complexity, expense base and control quality. The new operational risk model is loss-based, with adjustments to reflect changes in the quality of the control environment, and with a potential offset for the use of risk-transfer products. Business risk is defined as the risk associated with the volatility in the Firm’s earnings due to factors not captured by other parts of the Firm’s economic capital framework. For business risk, capital is allocated to each business based on historical revenue volatility and measures of fixed and variable expenses. Earnings volatility arising from other risk factors such as credit, market or operational risks is excluded from the measurement of business risk capital, as these factors are captured under those risk capital models. The revised methodology resulted in an overall lower amount of capital allocated to the businesses in respect of operational and business risks. The combined capital attributed to operational and business risks declined 47% from $9.9 billion under the prior methodology to $5.2 billion under the revised methodology for the first quarter of 2003.

In refining the capital methodology for private equity risk, JPMorgan Chase has assigned a moderately higher amount of capital for this risk, given changes made to stress test parameters for the private equity portfolio, as well as liquidity-adjusted VAR (i.e., Value-at-Risk) measurements for the public equity portfolio. Most of the private equity capital is assigned to JPMorgan Partners. The capital attributed to private equity risk increased 10% from $4.9 billion under the prior methodology to $5.4 billion under the revised methodology for the first quarter of 2003.

The changes to average economic capital for each line of business are shown for full year 2000, 2001 and 2002 on page 3 of Exhibit 99.1. For 2002, the economic capital in the Investment Bank increased 9% from $18.3 billion under the prior methodologies to $19.9 billion under the revised methodologies. This increase was driven primarily by an increase in the capital attributed to credit risk and to a lesser extent by an increase in the capital attributed to operational and business risk. In Treasury & Securities Services, economic capital decreased 10% from $3.0 billion to $2.7 billion. The drop was due to a decline in the capital attributed to operational and business risk, partially offset by an increase in the capital attributed to the corporate credit allocation discussed below. Investment Management & Private Banking's economic capital declined 8% from $6.1 billion to $5.6 billion driven by declines in the capital attributed to operational and business risk and to credit risk. Economic capital in JPMorgan Partners increased 15% from $5.5 billion to $6.3 billion driven by increases in capital attributed to private equity risk as well as to operational and business risk. In Chase Financial Services, economic capital decreased 17% from $10.3 billion to $8.6 billion due primarily to a decline in the capital attributed to operational and business risk.

Corporate Segment

The Corporate segment has historically reported a net loss, primarily driven by negative revenue. Negative revenue in the Corporate segment results from the overallocation to business segments of economic capital (thus generating negative net interest income) as well as revenues that arise from the application of funds transfer pricing and other management accounting policies. Expense items in the Corporate segment may result from timing differences in allocations to business segments, residuals from interoffice allocation among the business segments and other items considered appropriate to retain in the Corporate segment. Although the Corporate segment generally has no credit exposures, the residual component of the allowance for credit losses is maintained in this segment and is not allocated to any specific business segment.

In the first quarter of 2003, the Firm initiated a review of its management accounting policies. As a result of such review, for the first quarter of 2003 approximately $50 million of the previously reported operating loss of $223 million recorded within the Corporate segment has been allocated to the other business segments. This includes certain income tax expenses that had originally been recorded within the Corporate segment and have been allocated to other business segments, principally to Investment Management & Private Banking. Prior periods have been restated to reflect current methodologies. Management is continuing to assess the appropriate allocation of items remaining in the Corporate segment and anticipates additional allocations from the Corporate segment to the other business segments in the future.

Credit Portfolio Transfer to Treasury & Securities Services

Management has decided to assign to T&SS a corporate credit allocation, together with the associated economic capital. The corporate credit allocation is the amount of net earnings related to certain credit exposures managed within the IB credit portfolio on behalf of clients shared with T&SS. The allocation is presented on a separate line in the operating income statement. This change increased T&SS operating earnings by $8 million and average economic capital by $852 million for the first quarter of 2003. Shareholder value added in T&SS was reduced by $17 million in the first quarter of 2003. The IB’s operating earnings, economic capital and shareholder value added for the same period exactly offset the impact to T&SS.

Exhibit 99.2

Also attached as Exhibit 99.2 to this Form 8-K is a reconciliation to GAAP measures of certain non-GAAP measures used by the Firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.P. MORGAN CHASE & CO.

(Registrant)

By:	/s/ Joseph L. Sclafani

Joseph L. Sclafani

Executive Vice President and Controller
[Principal Accounting Officer]

Dated: July 11, 2003

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Restatement of Business Segment Financial Results and Capital

99.2	Reconciliation of Certain Non-GAAP Measures

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